UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.___ )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2020

10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2020 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Thursday, May 28, 2020, at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2020.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this Notice:

1.	To elect eight (8) directors to serve until the next Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To approve the non-binding advisory proposal regarding executive compensation;
4.	To approve an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 2,000,000 shares;
5.	To vote on a proposal submitted by a stockholder regarding the right of stockholders to act by written consent, if properly presented at the meeting; and
6.

To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

Stockholders who owned shares of our stock at the close of business on Monday, March 30, 2020 are entitled to notice of and to vote at the Annual Meeting. We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer
San Jose, California
April 20, 2020

YOUR VOTE IS IMPORTANT.  PLEASE VOTE AS PROMPTLY AS POSSIBLE.

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PROXY STATEMENT FOR THE

2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2020 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, May 28, 2020. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2020.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 20, 2020 to all of our stockholders as of the record date, March 30, 2020. Stockholders who owned NETGEAR common stock at the close of business on March 30, 2020 are entitled to attend and vote at the annual meeting. A complete list of these stockholders will be available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 29,592,321 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 28 stockholders of record as of the record date and our common stock was held by approximately 17,178 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2019, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The five (5) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Five” below. Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
•	FOR the non-binding advisory proposal regarding executive compensation;
•

FOR the approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 2,000,000 shares; and

•	AGAINST the stockholder proposal regarding the right of stockholders to act by written consent;

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2020. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or

calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2019 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;
•

provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the eight (8) directors nominees. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of an Amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan. Approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Five – Stockholder Proposal Regarding the Right of Stockholders to Act by Written Consent. Approval of the stockholder proposal regarding the right of stockholders to act by written consent will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two through Five, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of the advisory vote regarding our executive compensation (Proposal Three), the approval of the amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan (Proposal Four) and the stockholder proposal regarding the right of stockholders to act by written consent (Proposal Five). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2021 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2021 Annual Meeting must be received by us no later than December 21, 2020 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2021 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2021 Annual Meeting is March 6, 2021, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2021 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is January 28, 2021 in connection with our 2021 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2021 Annual Meeting must be received no earlier than November 21, 2020 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 21, 2020 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

A stockholder's notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The eight (8) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Laura J. Durr, Jef T. Graham, Bradley L. Maiorino, Janice M. Roberts, Gregory J. Rossmann, Barbara V. Scherer and Thomas H. Waechter. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2021, or until their respective successors are elected and qualified or until their earlier resignation or removal. In addition to the nominees listed above, Maureen M. Mericle also currently serves as a director. In April 2020, Ms. Mericle notified the Board that she has decided not to stand for re-election when her term expires in 2020. Ms. Mericle will continue to serve as a member of the Board until the Annual Meeting. The Board thanks Ms. Mericle for her valued service to the Company.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees

The names of the nominees and certain biographical information about them as of March 30, 2020 are set forth below:

Name	Age	Office	Director Since
Patrick C.S. Lo	63	Chairman and Chief Executive Officer/Nominee	2000
Laura J. Durr	59	Director/Nominee	2020
Jef T. Graham	64	Director/Nominee	2005
Bradley L. Maiorino	49	Director/Nominee	2018
Janice M. Roberts	64	Director/Nominee	2019
Gregory J. Rossmann	58	Director/Nominee	2002
Barbara V. Scherer	64	Director/Nominee	2011
Thomas H. Waechter	67	Director/Nominee	2014

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between

2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of TiVo Corporation. Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University. Ms. Durr provides valuable operational and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Jef T. Graham has served as one of our directors since July 2005. Since September 2019, Mr. Graham has served as Chief Executive Officer of Robin.io Inc., a software provider of kubernetes based application automation management. Mr. Graham previously served as Chairman and Chief Executive Officer of Console Connect Inc., a cloud connectivity company, from September 2016 until its acquisition by PCCW Global in November 2017. From January 2006 to January 2015, Mr. Graham served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Bradley L. Maiorino has served as one of our directors since July 2018. Since May 2019, Mr. Maiorino has served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from April 2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University. Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, security and risk management, and also has significant contacts and relationships in the technology and security community.

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Since April 2014, she has been a partner at Benhamou Global Ventures, where she invests in early stage “cross-border” companies including SaaS, AI-powered platforms, collaboration and IoT solutions. Ms. Roberts currently serves on the boards of Zebra Technologies, Inc. and Zynga Inc., and was most recently a director of RealNetworks, Inc. for nearly 10 years, until 2020, and of ARM Holdings Plc until its acquisition by the SoftBank Group in 2016.  From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, where she continued as a venture advisor until 2014, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit. She also serves on the advisory board of Illuminate Ventures and is Co-Chair of GBx Global.org, a curated network of British entrepreneurs and senior technology executives in the San Francisco Bay Area. Ms. Roberts holds a Bachelor of Commerce degree (honors) from the University of Birmingham in the U.K. Ms. Roberts provides our Board with a valuable perspective based on her extensive executive and board-level experience with technology companies in multiple product areas and sectors, including networking and communications products, software, microprocessor technology, gaming and applications, spanning consumer, business and service provider markets.

Gregory J. Rossmann has served as one of our directors since February 2002. Since April 2016, Mr. Rossmann has served as a General Partner at Oak Investment Management, a late stage growth and private equity investor. From February 2009 to March 2016, Mr. Rossmann was a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he held various Product Management and Engineering positions at Advanced Micro Devices. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical and Computer Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer is the former Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc. (now known as Poly), a global leader in audio communication devices for businesses and consumers. She served in this position from 1998 to 2012 and was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer currently serves on the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, as well as the Board of Directors of Ultra Clean Holdings, Inc., a publicly traded developer and supplier of systems for the semiconductor capital equipment, flat panel, medical, energy and research industries. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board, committee and Audit Chair service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice

President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. Mr. Waechter also serves as an Executive Advisor to Tensility Venture Partners and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary. As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Vote Required and Board of Directors' Recommendation

A nominee receiving a greater number of votes “for” his or her election than votes “against” such election will be elected as a director. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of twelve meetings during 2019. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. All of our directors attended the 2019 Annual Meeting of Stockholders in person.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

In 2019, all of our directors attended at least 92% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2019	Key Committee Functions	Meetings Held in 2019
Audit	2000	Barbara V. Scherer (Chair) Bradley L. Maiorino Janice M. Roberts	• Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures	9
			• Appoints independent registered public accounting firm
			• Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			• Reviews and determines the scope, roles and responsibilities of the internal audit function
			• Determines investment policy and oversees its implementation • Reviews code of business ethics and conflict of interest policy and related certifications • Oversees related party transactions policy

Compensation	2000	Gregory J. Rossmann (Chair) Jef T. Graham Janice M. Roberts Barbara V. Scherer	• Administers our equity plans	6
			• Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			• Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Thomas H. Waechter (Chair) Jef T. Graham Gregory J. Rossmann	• Recommends nomination of Board members	7
			• Assists with succession planning for executive management positions
			• Oversees and evaluates Board performance
			• Evaluates composition, organization and governance of the Board and its committees

Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Jef T. Graham Gregory J. Rossmann Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy	5
			• Oversees incident response policies and procedures
			• Reviews disaster recovery capabilities
			• Oversees IT budgetary priorities

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that at least one member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Ms. Scherer currently serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Mr. Rossmann currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current Cybersecurity Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2021 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and
•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.
•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•

Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, and Nominating and Corporate Governance Committees each consist entirely of independent directors.
•	The charters of the Board committees clearly establish their respective roles and responsibilities.
•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.
•	The Audit Committee reviews and approves all related party transactions.
•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.
•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance was not required, all of our directors attended the 2019 Annual Meeting of Stockholders in person.
•

Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•

Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Corporate Social Responsibility and Sustainability

Closely related to our corporate governance efforts, and holding a similarly important place among our corporate values, are our policies and programs relating to corporate social responsibility and sustainability. We maintain sections of our website on these topics at www.netgear.com. These sections include information about our practices in the areas of ethics, labor with dignity, regulatory and environmental compliance, health and safety, management systems, privacy and community support. For example, our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are key to how we conduct our business globally.

NETGER is committed to providing our customers with high quality products that are environmentally sound and to conducting our operations in an environmentally responsible manner. We are committed to complying with local laws and regulations in jurisdictions in which we operate, and we plan for the recycle, reuse or reclamation of our products and packaging. As electronic waste continues to grow, NETEAR is responding by reducing or eliminating hazardous materials in our products, helping to protect the health and safety of our employees, our customers, our manufacturing partners and the environment. These commitments continue to be a driving force at NETGEAR, and reflect principles deeply ingrained in our values.

Although we do not currently formally report our extensive corporate efforts in these areas within a particular disclosure framework, our near-term intention is to begin to use SASB standards for reporting key information to our stockholders.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;
•	the aggregate value of the related party transaction;
•	the benefit to the Company; and
•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2019 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2019.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders' continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders' priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•

our Board's decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•

our Board's decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•

the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board's decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and
•

our Board's decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. Given Mr. Lo's history as a co-founder of the Company, the Board believes this rationale is particularly strong. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Mr. Waechter has served as the lead independent director since January 2019. As the lead independent director, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board meetings at which the performance of the Board is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company's management of risks associated with enterprise cybersecurity and related matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company's management of this risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board.

Director Compensation

Annual Cash Retainers

Each non-employee member of the Board receives a $35,000 annual retainer.  The lead independent director of the Board and members and chairpersons of each Board committee receive the additional annual retainers described below:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $25,000.
•	Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $12,500, and the chairperson receives an additional annual retainer of $20,000.
•

Compensation Committee.  Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $7,500, and the chairperson receives an additional annual retainer of $10,000.

•

Cybersecurity Committee.  Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•

Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000, and the chairperson receives an additional annual retainer of $6,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant.  On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant.  Upon joining the Board, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board until the following annual stockholder meeting.  The restricted stock units will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director.  Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve.  Biennially, the Company arranges a specific continuing education session for the Board, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board and Board committees.

Fiscal Year 2019 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2019 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Laura J. Durr (3)	—	—	—	—
Jef T. Graham (4)	55,833	199,977	—	255,810
Bradley L. Maiorino (4)	72,500	199,977	—	272,477
Maureen M. Mericle (5)	—	93,689	—	93,689
Janice M. Roberts (4) (6)	42,500	251,621	—	294,121
Gregory J. Rossmann (4)	62,500	199,977	—	262,477
Barbara V. Scherer (4)	75,000	199,977	—	274,977
Thomas H. Waechter (4)	77,831	199,977	—	277,808

(1)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2019 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As of December 31, 2019, each Director had the following number of NETGEAR restricted stock units outstanding, and none of them had Arlo restricted stock units outstanding: Ms. Durr, 0 units; Mr. Graham, 7,898 units; Mr. Maiorino, 7,898 units; Ms. Mericle, 3,846 units; Ms. Roberts, 7,898 units; Mr. Rossmann, 7,898 units; Ms. Scherer, 7,898 units; and Mr. Waechter, 7,898 units.

(2)	As of December 31, 2019, none of the Directors had options outstanding.
(3)	Ms. Durr joined our Board in January 2020.
(4)

On May 30, 2019, each of the then-serving directors was issued 7,898 restricted stock units, which vest entirely on the date of the 2020 Annual Meeting of Stockholders. Each grant of these restricted stock units had a grant date fair value of $199,977. There were no stock option awards made to the directors in 2019.

(5)

On December 9, 2019, Ms. Mericle was issued 3,846 restricted stock units in connection with her appointment to the Board, which vest entirely on the date of the 2020 Annual Meeting of Stockholders. The grant of these restricted stock units had a grant date fair value of $93,689.

(6)

On February 26, 2019, Ms. Roberts was issued 1,463 restricted stock units in connection with her appointment to the Board, which vested entirely on the date of the 2019 Annual Meeting of Stockholders. The grant of these restricted stock units had a grant date fair value of $51,644.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments. New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2019.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2019. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2019 and December 31, 2018:

Fee Category	2019 Fees	2018 Fees
Audit Fees	$2,163,577	$3,099,344
Audit-Related Fees	—	4,317,000
Tax Fees	773,061	2,160,801
All Other Fees	4,500	4,500
Total Fees	$2,941,138	$9,581,645

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In 2018, these fees also included services relating to the audit of our discontinued operations associated with the Arlo Spin-Off, implementation of ASC 606 revenue recognition, and pre-implementation review of ASC 842 Leases adoption.

Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” In 2018, these fees included services relating to the review of Arlo's registration statement on Form S-1 and amendments thereto, comfort letter procedures and other matters in connection with the Arlo IPO, audit of historical carve-out financial statements of Arlo, interim reviews of certain historical financial statements, fees related to carve-out accounting and presentation matters, and additional consultations concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning. In 2018, these fees also included tax services and advice relating to the Arlo IPO, Arlo Spin-Off and related matters, as well as advice on recent federal tax law changes.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2020 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Barbara V. Scherer (Chair), Laura J. Durr, Bradley L. Maiorino and Janice M. Roberts, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2020, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with U.S. generally accepted accounting principles ("GAAP"), their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, "Communications with Audit Committees," as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on February 18, 2020.

Respectfully submitted by:

THE AUDIT COMMITTEE

BARBARA V. SCHERER (CHAIR)

LAURA J. DURR

BRADLEY L. MAIORINO

JANICE M. ROBERTS

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2019 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2019:

•	Approximately 77% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;
•

We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including stock options that generally vest over four years and only increase in value with an increase in the market price of our common stock, and restricted stock units that generally vest over four years;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and
•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote would be conducted at our 2021 Annual Meeting of Stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2019 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2019 executive compensation program. Our NEOs for 2019 include our principal executive officer, our principal financial officer, our three other most highly compensated executive officers, and a former executive officer who would have qualified as one of our three other most highly compensated executive officers but for the fact that he retired shortly before the end of 2019:

•	Patrick C.S. Lo, Chairman and Chief Executive Officer;
•	Bryan D. Murray, Chief Financial Officer;
•	David J. Henry, Senior Vice President, Connected Home Products and Services;
•	Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary;
•	John P. McHugh, Former Senior Vice President, SMB Products and Services (until December 2019); and
•	Michael A. Werdann, Senior Vice President of Worldwide Sales.

2019 Financial and Operational Highlights

We are a global company that delivers innovative, advanced networking technologies and Internet connected products to consumers, businesses and service providers. Our products are designed to simplify and improve people’s lives. Our goal is to enable people to collaborate and connect to a world of information and entertainment. We remain committed to building value through pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We are led by our co-founder/CEO, Patrick C.S. Lo, and an accomplished team of executives who have extensive experience in the advanced networking industry. The team has grown NETGEAR to be the leader in the U.S. retail WiFi and SMB switch markets we serve, continually releasing next-generation products and services to fortify our competitive position, improve our customers’ connectivity and experience, and create value for our stockholders. Our team is focused on executing our strategy for growth, including foreseeing and driving technology inflections, creating new product categories, and increasing our service subscriber base to provide recurring service revenue.

Fiscal 2019 was a challenging and transitional year in many respects, and we did not achieve several financial targets we set for ourselves. It also was the Company’s first full fiscal year since the separation and final spin-off of Arlo Technologies, Inc. from the Company (described in more detail below under “Executive Compensation Tables—Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off”). However, 2019 also was highlighted by a number of positive and exciting developments that we believe position the Company for a return to growth. For example, in 2019 we achieved several notable operational and technological results, and we continued to use a portion of the cash our business generated to benefit stockholders:

•	Successful product introductions in multiple growth categories across our product portfolio, including WiFi 6 products and Power over Ethernet Plus offerings;
•	Continued growth in service offerings and the Company’s paid subscriber base;
•	Advances in key markets we serve by providing truly innovative solutions that set us apart from our competition; and
•	Significant return of capital to stockholders through continuation of the Company's stock repurchase program.

Compensation Overview

Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2019 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.

The compensation of our NEOs consists of three main elements:

•	base salary and benefits;
•	annual cash incentive compensation; and
•	long-term incentive compensation, in the form of restricted stock units, or RSUs, and stock options.

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

For 2019, our NEOs had the opportunity to receive payments under our annual cash incentive plan, if the Company’s 2019 financial results reached certain targets set at the beginning of the year. We also granted both option awards and restricted stock unit awards to our NEOs. The charts below depict the total target direct compensation for our Chief Executive Officer and for our other NEOs as a group, based on their 2019 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards (not value actually received), as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

Given the Company’s 2019 financial results, and consistent with our pay-for-performance compensation philosophy our CEO and executive team (including the NEOs) earned zero annual cash incentives. For our continuing NEOs, total compensation for 2019 declined by 42% from the prior year as shown in the Summary Compensation Table.

Executive Compensation Practices

NETGEAR’s Compensation Committee emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do
•Employ a pay-for-performance philosophy reflected in program design and target pay levels	•No guaranteed bonuses
•Set challenging targets for executive officers to earn cash incentives	•No compensation plans that encourage excessive risk taking
•Rely on an independent Compensation Committee and engage an independent compensation consultant	•No executive benefits or perquisites outside of participation in broad-based plans
•Maintain stock ownership guidelines for executive officers and directors	•No strict benchmarking of compensation to a specific percentile of our peer group
•Maintain a clawback policy	•No tax gross-ups
•Engage regularly with stockholders	•No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our Compensation Committee also oversees the Company’s efforts to promote diversity and inclusion in its workforce, as it relates to compensation matters, and oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. Our Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long-term competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2019 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2019, we also were mindful of the strong support our stockholders expressed at our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution, and at our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One—Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of our peer group (the “Peer Group”). For 2019 compensation comparison purposes, the Peer Group was reviewed and updated in the first half of 2019 by Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant, with input from our Chief Executive Officer and our Compensation Committee and final approval by the Committee. The 2019 updates to our Peer Group relative to 2018 included removing Finisar Corp. and Oclaro, Inc., both of which were acquired.  The 2019 updates also included adding two new companies, Comtech Telecommunications Corp. and NetScout Systems, Inc., both of which met the objective size and industry criteria as well as other factors that the Compensation Committee deemed relevant. The Peer Group for 2019 consists of 16 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

ADTRAN, Inc.	Infinera Corp.
Ciena Corporation	Logitech International S.A.
Comtech Telecommunications Corp.	Lumentum Holdings Inc.
Cray Inc.	NetScout Systems, Inc.
EchoStar Corporation	Plantronics, Inc.
Extreme Networks, Inc.	Super Micro Computer, Inc.
F5 Networks, Inc.	ViaSat, Inc.
Fortinet, Inc.	Viavi Solutions Inc.

For companies within the Peer Group, the median annual revenue at the time of review in January 2019 was approximately $1.3 billion, and the median market capitalization was approximately $2.1 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 45th percentile by revenue and at the 40th percentile by market capitalization.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and our independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the

Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Committee also consults with the other independent members of the Board regarding CEO compensation, without the CEO or other management present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.

Compensation Committee Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in updating the Peer Group in 2019 and in gathering general industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total compensation of the Peer Group for Named Executive Officers. By targeting this median, our Compensation Committee intends to set an overall compensation package that is competitive and also within reasonable market parameters, with the goal of motivating and retaining our executives for the long-term success of the Company. Comparing the elements of total target compensation for 2019, base salary comprises approximately 23%, target annual incentive compensation approximately 18%, and long-term incentive compensation approximately 59% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Base Salary

We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation. Base salaries are generally reviewed and approved by the Compensation Committee during the second quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for applicable Named Executive Officers to be effective as of July 1, 2019. The following lists the Named Executive Officer base salary increases approved in 2019:

NEO	Updated Base Salary	Percentage Increase	Effective Date
Patrick C.S. Lo	$921,850	—	—
Bryan D. Murray	$402,728	10.00%	July 1, 2019
David J. Henry	$440,918	3.00%	July 1, 2019
Andrew W. Kim	$464,864	4.00%	July 1, 2019
John P. McHugh	$389,881	3.00%	July 1, 2019
Michael A. Werdann	$505,047	4.00%	July 1, 2019

Mr. Lo specifically declined to accept any salary increase for 2019. The Compensation Committee’s past practice had been to agree on an updated base salary for Mr. Lo mid-year and to have it take effect at the beginning of the following year. In 2019, although the Compensation Committee had intended to increase Mr. Lo’s salary in line with other NEOs, the Committee respected his request to hold his salary flat. Each other NEO received a base salary increase of 3% or 4%, other than Mr. Murray, who received an increase of 10%. Mr. Murray's larger percentage increase was due to the Committee’s continuing effort to better align his base salary with Peer Group medians for comparable executive positions, following his promotion to CFO in mid-2018.

Annual Incentive Compensation

2019 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participate under our executive bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. In 2019, the Compensation Committee returned to the long-standing approach of using annual bonus plan targets for executives, following a one-year departure from this practice in 2018 due to the timing of the Arlo IPO. The Compensation Committee believes that an annual bonus plan is reflective of how the Company runs its business and also is in-line with practices of the Company’s peers.

We believe that non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share. Non-GAAP operating income is equal to our GAAP operating income after excluding amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.

Under the 2019 executive bonus plan, the target bonus amounts for our CEO, CFO and other participating executive officers were 115%, 75% and 60% of their respective average base salaries. Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of approximately $87.0 million in non-GAAP operating income for 2019, as measured before bonus expense. If non-GAAP operating income exceeded this threshold, then a bonus of 30% of an individual's target bonus would become eligible to be earned, subject to other bonus plan conditions. If the Company exceeded a secondary target of approximately $116.0 million in non-GAAP operating income for 2019, as measured before bonus expense, then 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts in each period, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 172.5%, 112.5% and 90% of the respective average base salaries of our CEO, CFO, and other participating executive officers.

The tables below shows the 2019 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Target Bonus as a % of Salary	Target 2019 Bonus as a Cash Amount
Patrick C.S. Lo	115%	$1,060,128
Bryan D. Murray	75%	$288,317
David J. Henry	60%	$260,698
Andrew W. Kim	60%	$273,555
John P. McHugh	60%	$230,522

We believe that these non-GAAP operating income targets were set at appropriate levels based on market and industry expectations at that time and our applicable 2019 operating plan reviewed and approved by our Board of Directors, and that while challenging, each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives (taking into account input by the Chief Executive Officer regarding each officer’s individual performance factors over the year, other than himself) or other factors that the Compensation Committee deems relevant. Consistent with our approach, the Peer Group market data generally results in target annual incentive cash bonus amounts being separated into three tiers, namely one for the Chief Executive Officer, one for the Chief Financial Officer and one for the other Named Executive Officers.

2019 Cash Incentive Plan Bonus Payments.

The Company achieved annual non-GAAP operating income of $64.5 million for 2019. Based on this amount falling short of the minimum executive bonus plan target required to establish an executive bonus pool under the plan terms, no executive bonus pool was created. As a result, pursuant to the terms of the 2019 executive bonus plan and our Compensation Committee’s review of achievements and final bonus terms, our Named Executive Officers did not receive any bonus payments for 2019. The table below summarizes these results:

NEO	Target 2019 Cash Incentive Compensation	Total 2019 Cash Incentive Compensation Paid
Patrick C.S. Lo	$1,060,128	$ —
Bryan D. Murray	$288,317	$ —
David J. Henry	$260,698	$ —
Andrew W. Kim	$273,555	$ —
John P. McHugh	$230,522	$ —

2019 Sales Commission Plan for Mr. Werdann.  As our Senior Vice President of Worldwide Sales, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2019. Mr. Werdann's overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann's annual aggregate sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2019 sales commission plan for Mr. Werdann was based upon a modified measure of profit contribution achieved by the Company, measured on a quarterly basis, with a target objective derived from the Company’s 2019 annual operating plan approved by our Board of Directors at the beginning of 2019. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of point of sale revenue or net shipments, less related marketing spending. The aggregate Company profit contribution target for 2019 was approximately $1.08 billion. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measure of profit contribution, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2019 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan ranged from approximately 85% to 95% for the four quarterly periods in 2019.

The table below shows the 2019 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2019 Sales Commissions as a Cash Amount
Michael A. Werdann	67%	$330,223

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2018:

NEO	Target 2019 Cash Incentive Compensation	Total 2019 Cash Incentive Compensation Paid
Michael A. Werdann	$330,223	$296,451

Long-Term Incentive Compensation

2019 Equity Awards. We have provided long-term incentives through our 2003 Stock Plan, our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”) and our Amended and Restated 2016 Equity Incentive Plan (“2016 Plan”). Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options and restricted stock units. Our equity awards generally vest over four years to retain executives and to reward long-term performance. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan primarily focuses on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted:  research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels by our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year's grants as the baseline starting point as well as the individual performance factors demonstrated by such officer over the prior year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the Company's annual compensation review in July 2019, annual NETGEAR equity awards were made to the Named Executive Officers at this time. The Named Executive Officers received a combination of option and restricted stock unit awards. In 2019, the Compensation Committee considered the size of equity awards for NEOs in the context of setting target total direct compensation at approximately the median of the Peer Group and providing a competitive compensation package within reasonable market parameters. In constructing this complete package, the Committee noted that the overall value of the 2019 equity awards granted was substantially lower, by grant date value, than the 2018 equity awards made to NEOs. This resulted both from the decline in market price of the Company’s common stock from 2018 to 2019, as well as the unique business circumstances in 2018 that led the Committee to approve increased equity grant values given the importance of motivating and retaining our executives while pursuing a stretch business plan for 2018 and completing the Arlo separation.

The numbers of shares subject to the annual stock options granted to our NEOs in 2019 were as follows:

NEO	Shares Subject to Option (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	172,500	$1,677,166
Bryan D. Murray	45,000	$437,522
David J. Henry	37,500	$364,601
Andrew W. Kim	37,500	$364,601
John P. McHugh	37,500	$364,601
Michael A. Werdann	30,000	$291,681

The above stock options, vest over four years from grant, with 25% of the total award vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly amounts over the following three years.

The numbers of annual RSUs granted to our NEOs in 2019 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	60,000	$1,596,600
Bryan D. Murray	20,000	$532,200
David J. Henry	15,000	$399,150
Andrew W. Kim	15,000	$399,150
John P. McHugh	7,500	$199,575
Michael A. Werdann	15,000	$399,150

The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.

Future Performance-Based Equity Award Strategy

Our Compensation Committee has been considering the introduction of performance stock units, or PSUs, into our executive compensation program, in furtherance of the Committee’s goal of enhancing the link between compensation and performance. In addition, through its stockholder engagement process, the Company has received increasingly consistent feedback that stockholders would strongly support this step. In working with its independent compensation consultant and Company management, the Committee developed a plan to include PSUs as a meaningful portion of long-term incentive compensation for executive officers beginning in 2020, as a replacement for stock option awards. This plan would involve setting corporate goals for PSU vesting that are different from those used for the Company’s annual cash incentive plan. A transition period has been contemplated, by which the PSUs would be tied to both shorter and longer-term goals, with the intention of eventually moving to 3-year performance goals for most or all future PSUs. In April 2020, as part of our regular annual review cycle, our Compensation Committee granted our executive officers a number of RSUs subject to time-based vesting based on the following anticipated split between time-based RSUs and PSUs (on a share-equivalent basis):

•	Chief Executive Officer: 25% time-based RSUs / 75% PSUs; and
•	Executive officers other than the CEO: 75% time-based RSUs / 25% PSUs.

As a result of the significant uncertainties resulting from the ongoing COVID-19 pandemic, including the related severe global economic downturn, our Compensation Committee delayed granting the PSU portion of the 2020 executive officer equity compensation awards in order to consider the appropriate vesting criteria and timing later in 2020. Notwithstanding this delay, our Compensation Committee and full Board are committed to making this important transition.

Retirement of John P. McHugh in 2019

In December 2019, John P. McHugh, our Senior Vice President of SMB Products and Services and a 2019 NEO, retired from his employment with the Company, following a transition period planned with our Chief Executive Officer. Mr. McHugh had been with the Company since 2013. Pursuant to Mr. McHugh’s employment agreement (negotiated in connection with joining the Company in 2013, and applicable solely to him), Mr. McHugh was entitled to receive a cash payment equal to 26 weeks of his then-current salary, less applicable withholding, upon his voluntary or involuntary departure from the Company (other than for cause) more than three years following his start date. In addition, under the stockholder-approved terms of the 2016 Plan, and with our Chief Executive Officer’s consent, Mr. McHugh’s termination of employment for retirement purposes after turning age 55 entitled him to accelerated vesting of all of his RSUs and stock option awards that otherwise would have ceased vesting on the last day of employment. In recognition of Mr. McHugh’s service and contributions to the Company and to support an effective transition, the Compensation Committee also agreed to extend the post-termination exercise period for his vested stock option awards from 90 days to one year. The acceleration and modification of Mr. McHugh’s equity awards resulted in non-cash, stock-based compensation modification expenses to the Company for 2019, as determined in accordance with ASC 718. The cash payment made to Mr. McHugh and the stock-based compensation modification expenses associated with his equity awards are all reflected in his 2019 compensation in the Summary Compensation Table appearing in the Executive Compensation Tables section below.

Other Compensation Policies and Information

Employee Benefits and Perquisites

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. Subject to the discretion of the Compensation Committee and/or the independent members of the Board, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. The applicable Named Executive Officer would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested restricted stock units are counted toward the guidelines. As of December 31, 2019, all of our NEOs were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

GREGORY J. ROSSMANN (CHAIR)

JEF T. GRAHAM

MAUREEN M. MERICLE

JANICE M. ROBERTS

BARBARA V. SCHERER

 EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for 2019, and a former executive officer who would have qualified as one of our three other most highly compensated executive officers but for the fact that he retired shortly before the end of 2019 (our “Named Executive Officers”), for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)(2)		Option Awards (1)(2)		Non-Equity Incentive Plan Compensation (2)(3)		All Other Compensation		Total
Patrick C.S. Lo, Chairman and Chief Executive Officer	2019	$921,850	$—		$1,596,600		$1,677,166		$—		$22,536	(4)	$4,218,152
	2018	$895,000	$—		$2,806,000		$2,372,254		$1,019,604		$3,000		$7,095,858
	2017	$850,000	$—		$2,020,702		$1,408,440		$293,250		$3,000		$4,575,392
Bryan D. Murray, Chief Financial Officer	2019	$384,422	$—		$532,200		$437,522		$—		$64,958	(4)	$1,419,102
	2018	$349,475	$99,850	(5)	$591,810		$620,697		$224,172		$3,000		$1,889,004
David J. Henry, Senior Vice President, Connected Home Products and Services	2019	$434,497	$—		$399,150		$364,601		$—		$70,834	(4)	$1,269,082
	2018	$420,838	$—		$701,500		$515,707		$250,581		$3,000		$1,891,626
	2017	$394,800	$—		$499,504		$306,183		$71,055		$3,000		$1,274,542
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	2019	$455,924	$—		$399,150		$364,601		$—		$72,312	(4)	$1,291,987
	2018	$436,343	$127,710	(5)	$2,222,500		$515,707		$260,005		$3,000		$3,565,265
	2017	$406,350	$—		$490,840		$306,183		$73,133		$3,000		$1,279,506
John P. McHugh, Former Senior Vice President, SMB Products and Services (until December 2019)	2019	$384,203	$—		$634,278	(6)	$992,816	(7)	$—		$225,862	(8)	$2,237,159
	2018	$373,013	$—		$350,750		$515,708		$222,048		$27,000	(9)	$1,488,519
	2017	$358,750	$—		$284,351		$306,182		$64,571		$27,000	(9)	$1,040,854
Michael A. Werdann, Senior Vice President of Worldwide Sales	2019	$495,335	$—		$399,150		$291,681		$296,451	(10)	$79,347	(4)	$1,561,964
	2018	$477,411	$95,000	(5)	$701,500		$371,309		$316,969		$3,000		$1,965,189
	2017	$438,600	$—		$427,000		$220,451		$319,979		$3,000		$1,409,030

(1)

The amounts reported in this column represent the aggregate value of the stock awards and option awards granted to the Named Executive Officers during 2019, 2018, and 2017, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards and the valuation assumptions for stock options, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2019.

(2)	The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)

Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder.  These amounts are separate and distinct from any discretionary bonuses that may be noted in the column titled “Bonus” on the table above.

(4)

Consists of matching contributions of $3,000 under our 401(k) plan that were earned in 2019 and paid in January 2020, and payout made in November 2019 of unused Paid Time Off (“PTO”) as the Company initiated Flexible Time Away (“FTA”) starting from December 2019.

(5)	Represents a discretionary retention bonus payment awarded by the Board of Directors for the individual’s efforts to timely complete the Arlo IPO and the Arlo Spin-Off.
(6)

Consist of $199,575 of stock awards granted in 2019 based upon their grant date fair value and $434,703 arising from stock-based compensation modification expenses associated with stock awards, as determined in accordance with the share-based payment accounting guidance under ASC 718. The modification was triggered by Mr. McHugh’s retirement from NETGEAR on 12/20/2019, which fully accelerated vesting of his equity awards that otherwise would have ceased vesting on his separation date, pursuant to the terms of the 2016 Plan.

(7)

Consist of $364,601 of stock options granted in 2019 based upon their grant date fair value and $628,215 arising from stock-based compensation modification expenses associated with stock options, as determined in accordance with the share-based payment accounting guidance under ASC 718. The modification was triggered by Mr. McHugh’s retirement from NETGEAR on 12/20/2019, which fully accelerated vesting of his equity awards that otherwise would have ceased vesting on his separation date, pursuant to the terms of the 2016 Plan.

(8)

Consists of a housing allowance of $24,000, a payout of $6,922 made in November 2019 of unused accrued PTO as the Company initiated FTA starting from December 2019, and a $194,940 cash payment paid in January 2020 based on Mr. McHugh’s termination of employment in December 2019, in accordance with the terms of Mr. McHugh’s employment agreement from 2013.

(9)	Consists of a housing allowance of $24,000, and matching contributions of $3,000 under our 401(k) plan that were earned in the prior year but paid in January of the following year.
(10)	Represents commission earned under Mr. Werdann's 2019 annual sales commission plan.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2019. All NETGEAR stock options were granted under our 2016 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock (#)	Underlying Options (#)	Awards ($/Share)	Option Awards (1)
Patrick C.S. Lo	1/31/2019 (2)	$—	$1,060,128	$1,590,192
	7/19/2019 (3)				172,500	—	$—	$1,677,166
	7/19/2019 (4)				—	60,000	$26.61	$1,596,600
Bryan D. Murray	1/31/2019 (2)	$—	$288,317	$432,475
	7/19/2019 (3)				45,000	—	$—	$437,522
	7/19/2019 (4)				—	20,000	$26.61	$532,200
David J. Henry	1/31/2019 (2)	$—	$260,698	$391,047
	7/19/2019 (3)				37,500	—	$—	$364,601
	7/19/2019 (4)				—	15,000	$26.61	$399,150
Andrew W. Kim	1/31/2019 (2)	$—	$273,555	$410,332
	7/19/2019 (3)				37,500	—	$—	$364,601
	7/19/2019 (4)				—	15,000	$26.61	$399,150
John P. McHugh	1/31/2019 (2)	$—	$230,522	$345,783
	7/19/2019 (3)				37,500	—	$—	$364,601
	7/19/2019 (4)				—	7,500	$26.61	$199,575
Michael A. Werdann	1/3/2019 (5)	$—	$330,223	$1,651,338
	7/19/2019 (3)				30,000	—	$—	$291,681
	7/19/2019 (4)				—	15,000	$26.61	$399,150

(1)

These amounts represent the full grant date value without regard to vesting. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(2)

These potential payouts for the fiscal 2019 were pursuant to the overall terms of the Company's Executive Bonus Plan and the annual terms and conditions established thereunder. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during 2019, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the executive bonus plan only if the Company achieves a certain level of operating income.

(3)

These restricted stock unit awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(4)

25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the total shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(5)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2019 annual sales commission plan.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

				Option Awards			Stock Awards
Name	Security (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Patrick C.S. Lo	NTGR	2/3/2011	8,284	—	$20.98	2/3/2021	—		$—
	ARLO	2/3/2011	183,303	—	$7.25	2/3/2021	—		$—
	NTGR	4/26/2011	3,312	—	$19.69	4/26/2021	—		$—
	ARLO	4/26/2011	73,321	—	$6.80	4/26/2021	—		$—
	NTGR	6/6/2012	99,332	—	$18.60	6/6/2022	—		$—
	ARLO	6/6/2012	199,966	—	$6.42	6/6/2022	—		$—
	NTGR	5/16/2013	107,785	—	$19.33	5/16/2023	—		$—
	ARLO	5/16/2013	216,983	—	$6.68	5/16/2023	—		$—
	NTGR	6/3/2014	99,332	—	$19.32	6/3/2024	—		$—
	ARLO	6/3/2014	199,966	—	$6.67	6/3/2024	—		$—
	NTGR	6/2/2015	99,332	—	$18.58	6/2/2025	—		$—
	ARLO	6/2/2015	199,966	—	$6.42	6/2/2025	—		$—
	NTGR	3/24/2016	107,092	7,140	$23.48	3/24/2026	7,500	(4)	$183,825
	ARLO	3/24/2016	215,588	14,373	$8.11	3/24/2026	14,852	(4)	$62,527
	NTGR	1/27/2017	—	—	$—	—	548	(5)	$13,431
	ARLO	1/27/2017	—	—	$—	—	1,086	(5)	$4,572
	NTGR	6/1/2017	71,395	42,837	$25.37	6/1/2027	20,000	(4)	$490,200
	ARLO	6/1/2017	143,725	86,236	$8.76	6/1/2027	39,606	(4)	$166,741
	NTGR	1/25/2018	54,736	59,496	$41.67	1/25/2028	30,000	(4)	$735,300
	ARLO	1/25/2018	110,189	119,772	$14.39	1/25/2028	59,409	(4)	$250,112
	NTGR	7/19/2019	—	172,500	$26.61	7/19/2029	60,000	(4)	$1,470,600
Bryan D. Murray	ARLO	4/18/2013	175	—	$5.65	4/18/2023	—		$—
	ARLO	4/22/2014	1,225	—	$6.90	4/22/2024	—		$—
	NTGR	3/24/2016	—	—	$—	—	350	(4)	$8,579
	ARLO	3/24/2016	—	—	$—	—	693	(4)	$2,918
	NTGR	4/20/2017	—	—	$—	—	700	(4)	$17,157
	ARLO	4/20/2017	—	—	$—	—	1,386	(4)	$5,835
	NTGR	1/25/2018	—	—	$—	—	1,050	(4)	$25,736
	ARLO	1/25/2018	—	—	$—	—	2,079	(4)	$8,753
	NTGR	4/20/2018	—	—	$—	—	6,000	(4)	$147,060
	ARLO	4/20/2018	—	—	$—	—	11,882	(4)	$50,023
	NTGR	8/2/2018	9,932	19,867	$38.32	8/2/2028	—		$—
	ARLO	8/2/2018	19,996	39,993	$13.23	8/2/2028	—		$—
	NTGR	7/19/2019	—	45,000	$26.61	7/19/2029	20,000	(4)	$490,200

			Option Awards				Stock Awards
Name	Security (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
David J. Henry	NTGR	4/19/2012	521	—	$20.10	4/19/2022	—		$—
	ARLO	4/19/2012	1,049	—	$6.94	4/19/2022	—		$—
	NTGR	4/18/2013	782	—	$16.37	4/18/2023	—		$—
	ARLO	4/18/2013	1,575	—	$5.65	4/18/2023	—		$—
	NTGR	4/22/2014	1,304	—	$19.99	4/22/2024	—		$—
	ARLO	4/22/2014	2,625	—	$6.90	4/22/2024	—		$—
	NTGR	1/29/2016	—	—	$—	—	1,250	(4)	$30,638
	ARLO	1/29/2016	—	—	$—	—	2,476	(4)	$10,424
	NTGR	3/24/2016	11,381	1,553	$23.48	3/24/2026	2,500	(4)	$61,275
	ARLO	3/24/2016	22,912	3,125	$8.11	3/24/2026	4,951	(4)	$20,844
	NTGR	1/27/2017	—	—	$—	—	127	(5)	$3,113
	ARLO	1/27/2017	—	—	$—	—	252	(5)	$1,061
	NTGR	6/1/2017	15,520	9,313	$25.37	6/1/2027	5,000	(4)	$122,550
	ARLO	6/1/2017	31,244	18,747	$8.76	6/1/2027	9,902	(4)	$41,687
	NTGR	1/25/2018	11,898	12,935	$41.67	1/25/2028	7,500	(4)	$183,825
	ARLO	1/25/2018	23,953	26,038	$14.39	1/25/2028	14,853	(4)	$62,531
	NTGR	7/19/2019	—	37,500	$26.61	7/19/2029	15,000	(4)	$367,650
Andrew W. Kim	ARLO	5/16/2013	1,041	—	$6.68	5/16/2023	—		$—
	ARLO	6/3/2014	14,581	—	$6.67	6/3/2024	—		$—
	NTGR	6/2/2015	13,451	—	$18.58	6/2/2025	—		$—
	ARLO	6/2/2015	27,079	—	$6.42	6/2/2025	—		$—
	NTGR	3/24/2016	23,280	1,553	$23.48	3/24/2026	2,500	(4)	$61,275
	ARLO	3/24/2016	46,866	3,125	$8.11	3/24/2026	4,951	(4)	$20,844
	NTGR	1/27/2017	—	—	$—	—	112	(5)	$2,745
	ARLO	1/27/2017	—	—	$—	—	222	(5)	$935
	NTGR	6/1/2017	15,520	9,313	$25.37	6/1/2027	5,000	(4)	$122,550
	ARLO	6/1/2017	31,244	18,747	$8.76	6/1/2027	9,902	(4)	$41,687
	NTGR	1/25/2018	11,898	12,935	$41.67	1/25/2028	7,500	(4)	$183,825
	ARLO	1/25/2018	23,953	26,038	$14.39	1/25/2028	14,853	(4)	$62,531
	NTGR	7/19/2018	—	—	$—	—	15,000	(6)	$367,650
	ARLO	7/19/2018	—	—	$—	—	29,705	(6)	$125,058
	NTGR	7/19/2019	—	37,500	$26.61	7/19/2029	15,000	(4)	$367,650
John P. McHugh	NTGR	7/18/2013	19,866	—	$19.84	12/20/2021	—		$—
	ARLO	7/18/2013	39,993	—	$6.85	12/20/2021	—		$—
	NTGR	6/3/2014	24,833	—	$19.32	12/20/2021	—		$—
	ARLO	6/3/2014	49,991	—	$6.67	12/20/2021	—		$—
	NTGR	6/2/2015	24,833	—	$18.58	12/20/2021	—		$—
	ARLO	6/2/2015	49,991	—	$6.42	12/20/2021	—		$—
	NTGR	3/24/2016	24,833	—	$23.48	12/20/2021	—		$—
	ARLO	3/24/2016	49,991	—	$8.11	12/20/2021	—		$—
	NTGR	6/1/2017	24,833	—	$25.37	12/20/2021	—		$—
	ARLO	6/1/2017	49,991	—	$8.76	12/20/2021	—		$—
	NTGR	1/25/2018	24,833	—	$41.67	12/20/2021	—		$—
	ARLO	1/25/2018	49,991	—	$14.39	12/20/2021	—		$—
	NTGR	7/19/2019	37,500	—	$26.61	12/20/2021	—		$—
Michael A. Werdann	ARLO	6/2/2015	4,499	—	$6.42	6/2/2025	—		$—
	NTGR	1/29/2016	—	—	$—	—	1,250	(4)	$30,638
	ARLO	1/29/2016	—	—	$—	—	2,476	(4)	$10,424
	NTGR	3/24/2016	1,490	1,118	$23.48	3/24/2026	1,250	(4)	$30,638
	ARLO	3/24/2016	9,747	2,250	$8.11	3/24/2026	2,476	(4)	$10,424
	NTGR	6/1/2017	1,117	6,705	$25.37	6/1/2027	5,000	(4)	$122,550
	ARLO	6/1/2017	8,998	13,498	$8.76	6/1/2027	9,902	(4)	$41,687
	NTGR	1/25/2018	8,566	9,313	$41.67	1/25/2028	7,500	(4)	$183,825
	ARLO	1/25/2018	17,246	18,747	$14.39	1/25/2028	14,853	(4)	$62,531
	NTGR	7/19/2019	—	30,000	$26.61	7/19/2029	15,000	(4)	$367,650

(1)

Reflects equity awards outstanding as of December 31, 2019 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo's Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR's equity incentive plans were adjusted to include Arlo awards under Arlo's equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled "Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off."

(2)

25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)

These amounts were calculated as the product of NETGEAR's adjusted common stock closing price on the Nasdaq Global Select Market or Arlo's common stock closing price on the New York Stock Exchange, on December 31, 2019 (the last market trading day in 2019), which were $24.51 and $4.21, respectively, and the number of shares pursuant to the applicable restricted stock units award.

(4)

These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(5)

These restricted stock unit awards will vest in accordance with the following schedule: 80% on the first anniversary of the last day of the grant month, 10% on the second anniversary of the last day of the grant month and 10% on the third anniversary of the last day of the grant month, subject to the recipient continuing to be a service provider on such dates.

(6)

Because the performance condition of achieving the Arlo Spin-Off prior to July 31, 2019 was achieved, these performance-based restricted stock unit awards will vest in four equal annual installments with the first installment vesting on August 1, 2019, subject to the individual continuing to be a service provider through such dates.

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. ("Arlo"). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the "Arlo IPO"), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the "Arlo Spin-Off").

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo's outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation Tables section below includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•

NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.

•

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement. Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO
Patrick C.S. Lo	115,880	—	$1,616,455	$—	34,299	67,921	$1,077,208	$340,572
Bryan D. Murray	695	—	$10,747	$—	3,400	6,732	$109,237	$29,068
David J. Henry	—	—	$—	$—	11,727	23,220	$388,028	$117,890
Andrew W. Kim	7,760	—	$121,676	$—	14,362	28,439	$456,994	$134,646
John P. McHugh	—	—	$—	$—	20,748	26,235	$538,602	$121,396
Michael A. Werdann	8,937	—	$105,691	$—	11,250	22,276	$364,359	$113,010

(1)

The value realized on exercise equals the difference between the sale price of NETGEAR's common stock on the Nasdaq Global Select Market or Arlo's common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant's compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant's plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2019, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2019.

Name	Executive Contributions in 2019 (1)	Registrant Contributions in 2019	Aggregate Earnings in 2019 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2019
Patrick C.S. Lo	$777,876	$—	$390,589	$—	$4,023,346
Bryan D. Murray	$—	$—	$—	$—	$—
David J. Henry	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—
John P. McHugh	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—

(1)	The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.
(2)

None of the earnings in this column are included in the 2019 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

Potential Payments Upon Termination or Change in Control

In the event of a change in control:

•	all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable; and
•

all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards.

In addition, in 2018, we entered into updated change in control and severance agreements with each of our Named Executive Officers, other than Mr. McHugh, who retained the negotiated terms contained in his original employment agreement. These updates were based on our Compensation Committee's periodic review of our executive compensation and benefits in relation to current market standards, as well as a desire to make these potential benefits more consistent among our executive officers. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.

Upon a termination without cause or resignation with good reason, our NEOs would be entitled to:

•	cash severance equal to his annual base salary, and, for Mr. Lo, an additional amount equal to his target annual bonus;
•	12 months of health benefits continuation; and
•	accelerated vesting of any unvested equity awards that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	cash severance equal to a multiple (2x for Mr. Lo and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus;
•	a number of months (24 for Mr. Lo and 12 for other NEOs) of health benefits continuation; and
•	accelerated vesting of all outstanding, unvested equity awards.

Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers (with the exception of Mr. McHugh who departed the Company in late December 2019) would receive in the event his employment with the Company was terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2019:

Name	Cash Severance ($)	Value Realized from Equity Acceleration ($) (1)	Total ($)
Patrick C.S. Lo	$1,981,978	$1,296,301	$3,278,279
Bryan D. Murray	$402,728	$222,734	$625,462
David J. Henry	$440,918	$385,103	$826,021
Andrew W. Kim	$464,864	$507,785	$972,649
Michael A. Werdann	$505,047	$339,424	$844,471

(1)

The value realized equals the difference between NETGEAR's common stock closing price on the Nasdaq Global Select Market or Arlo's common stock closing price on the New York Stock Exchange, on December 31, 2019 (the last market trading day in 2019), which were $24.51 and $4.21 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers (with the exception of Mr. McHugh) would realize the following value on equity options and awards granted under the 2006 Plan that would accelerate and become vested in the event of a change in control:  Patrick C.S. Lo, $191,179; Bryan D. Murray, $8,579; David J. Henry, $93,512; Andrew W. Kim, $62,875; and Michael A. Werdann, $62,427. The value realized equals the difference between $24.51 or $4.21 for NETGEAR and Arlo stock, respectively, (the closing price of NETGEAR's common stock and the closing price of Arlo's common stock on December 31, 2019, as noted above) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers (with the exception of Mr. McHugh) would receive in the event his employment with the Company is terminated without cause, or he or she resigns for good reason, within one month prior to or one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Acceleration ($) (1)	Total ($)
Patrick C.S. Lo	$3,963,956	$3,193,484	$7,157,440
Bryan D. Murray	$704,774	$747,681	$1,452,455
David J. Henry	$705,469	$813,685	$1,519,154
Andrew W. Kim	$743,782	$1,295,475	$2,039,257
Michael A. Werdann	$808,075	$799,091	$1,607,167

(1)

The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.” Awards received under the 2016 Equity Incentive Plan do not provide for automatic vesting acceleration upon a change of control like awards granted under the 2006 Plan.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2019 annual total compensation of our CEO Mr. Lo is $4,218,152, the 2019 annual total compensation of our median compensated employee is $108,186, and the ratio of these amounts is approximately 39 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2019, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2019, and the value of the annual equity awards granted during 2019.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2003 Plan (which expired in April 2013), the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity Compensation Plans approved by security holders	2,187,665	(1) (2)	$26.03	2,254,857	(3) (4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	2,187,665		$26.03	2,254,857

(1)

Includes 7,870 shares subject to options outstanding under the 2003 Plan, 1,004,029 shares subject to options outstanding under the 2006 Plan, 1,175,766 shares subject to options outstanding under the 2016 Plan, and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)

Excludes 69,324 shares subject to restricted stock units outstanding that were issued under the 2006 Plan and 1,517,591 shares subject to restricted stock units outstanding that were issued under the 2016 Plan.

(3)	Includes 1,636,204 shares available for future issuance under the 2016 Plan and 618,653 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)

Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 and under the 2016 Plan, each restricted stock units granted or forfeited will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2016 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE NETGEAR, INC.

2016 EQUITY INCENTIVE PLAN

General

We are seeking stockholder approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) to increase the number of shares available for issuance under the 2016 Plan by 2,000,000 shares, to help us achieve our goals of attracting, motivating and retaining our employees and other service providers through grants of equity awards. We strongly believe that the approval of this amendment to the 2016 Plan is essential to our continued success, and we request that stockholders keep in mind the follow key points in reviewing and considering this proposal:

•

We have substantially exhausted our equity plan reserve and are seeking stockholder approval for increasing the number of shares under the 2016 Plan by 2,000,000 shares, which we believe will be sufficient for the Company’s regular equity granting needs for approximately the next two years.

•

We believe that our prudent use of equity compensation has driven our past success, and is necessary for future success. Stockholder approval is necessary in order for us to continue our practice of granting equity compensation under our broad-based equity compensation program.

•

Our robust and ongoing stock repurchase program has had the effect of substantially offsetting any potential dilutive effect of equity compensation issuances, and our stockholders have consistently expressed their strong support of this repurchase program.

•

A reduction in our use of equity-based compensation likely would require a corresponding increase in our use of cash compensation, which reduces the alignment of interests between our employees and stockholders.

•

Our use of equity compensation follows best practices, as discussed in “Compensation Discussion and Analysis” above, and the 2016 Plan incorporates provisions designed to protect stockholder value and to reflect corporate governance best practices.

Our employees are our most valuable assets, and offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business are highly motivated to achieve our long-term business goals and increase stockholder value. The 2016 Plan is designed to assist us in recruiting, motivating and retaining talented employees who can help us achieve our business goals, including creating long-term value for stockholders. The 2016 Plan is a significant part of our overall equity compensation strategy, and is one of the primary programs through which our employees achieve ownership in the Company and thereby share in the success of our Company.

A total of 7,071,112 shares of our common stock are currently authorized for issuance under the 2016 Plan, of which 1,603,952 remained available for grant as of March 30, 2020. Subsequent to such date and prior to the Annual Meeting, the Company expects most of these remaining shares to be depleted pursuant to the Company’s regular annual employee and executive award grant practices. Subject to stockholder approval at the Annual Meeting, the Board of Directors has approved an amendment to the 2016 Plan to increase the number of shares of NETGEAR common stock authorized for issuance by 2,000,000 shares, so that a total of 9,071,112 shares would be reserved (in addition to shares that may be returned in the future from awards previously made under the Company's 2006 Long-Term Incentive Plan).

As part of the proposed amendment to the 2016 Plan, the current “fungible ratio” provision would be eliminated for future awards. Historically, shares subject to any “full value award,” including restricted stock, restricted stock units, performance units, or performance shares awarded under the 2016 Plan, were counted against the shares available for issuance under the 2016 Plan as one and fifty-eight hundredths (1.58) shares for every one share subject to such awards. As discussed in more detail in “Compensation Discussion and Analysis—Setting the Pay Mix—Future Performance-Based Equity Strategy,” because the Company’s intention is to cease granting stock option awards going forward and instead use restricted stock units and performance-based stock units, the value of the fungible ratio contained in the current 2016 Plan would no longer be relevant to stockholders, other than to historical full value awards that are returned to the plan after the effective date of the amendment. As a result, to increase clarity and ease administration of the plan, it is proposed that this fungible ratio be removed from the 2016 Plan on a going-forward basis. The 2016 Plan is not being amended in any other material respect.

The affirmative vote by a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the amendment to the 2016 Plan. Our executive officers and our directors also have an interest in this proposal. A full copy of the 2016 Plan, as proposed to be amended, is attached to this proxy statement as Appendix A, with proposed deletions stricken through and proposed additions double-underlined.

Considerations of the Board in Making its Recommendation

Our Board of Directors approved the increase to the number of shares reserved for issuance under the 2016 Plan, subject to approval by our stockholders, following substantial review of, and deliberation concerning, our historical and anticipated equity grant practices and requirements, peer group industry data presented by the Company’s third-party compensation consultant and the structure of the 2016 Plan. In view of the composition of NETGEAR’s stockholder base, which is largely comprised of institutional stockholders, the Board of Directors also considered the policy guidelines of the major proxy advisory firms in determining the size of the proposed share reserve for the 2016 Plan. Our management also engaged in discussions with a number of our institutional stockholders to give these stockholders an opportunity to provide direct feedback on the potential equity plan amendment, factors they considered important in reviewing such an amendment and other corporate governance policies and practices. Our Board of Directors took this feedback into consideration as the proposed amendment to the 2016 Plan was finalized.

In determining the number of additional shares to reserve for issuance under the 2016 Plan, our Board of Directors considered a number of factors, including:

Historical Grant Practices. Our Board of Directors considered the historical amounts of equity awards that we have granted in the past several years. Our historical “burn rate,” which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for the last three fiscal years has been as follows:

Fiscal Year	Stock Options Granted	Full Value Equity Awards Granted	Total Shares Granted (Adjusted) (1)	Weighted Average Shares Outstanding	Adjusted Burn Rate (2)	Unadjusted Burn Rate (3)
2019	502,500	709,314	2,275,785	30,935,838	7.36%	3.92%
2018	378,000	970,952	2,805,380	31,625,842	8.87%	4.27%
2017	348,000	617,937	1,892,843	32,096,759	5.90%	3.01%

(1)

The adjusted total number of shares granted is the sum of (i) the number of shares of common stock subject to option grants and (ii) the number of shares of common stock subject to restricted stock unit awards multiplied by two and half (consistent with the methodology used by Institutional Shareholder Services).

(2)	The adjusted burn rate equals the adjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.
(3)	The unadjusted burn rate equals the unadjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.

Forecasted Grant Practices. We expect to continue our practice of granting restricted stock units to our employees in a broad-based manner, with most new employees receiving initial awards and existing higher-performing employees receiving additional annual awards. As noted above, and as further addressed in our Compensation Discussion and Analysis section below, we also expect to discontinue our practice of granting stock options to our executive officers and transition to granting our executive officers a combination of restricted stock units with time-based vesting and performance shares with vesting tied to corporate goals. We also are focused on maintaining or reducing our historical burn rates through a variety of measures. We have recognized and responded to the potential dilutive effects of our equity award practices, as reflected by our stock buyback history described below. The Board of Directors carefully monitors our annual burn rate, dilution and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. If our stockholders approve the 2016 Plan amendment as proposed, we will have approximately 3,603,952 shares available for grant under the 2016 Plan after our Annual Meeting, based on share data as of March 30, 2020, which we believe will satisfy our regular equity granting needs for approximately the next two years.

Impact of Stock Repurchase Program. Our stock repurchase program has significantly offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. During fiscal 2019, we repurchased 2,406,284 shares of common stock at an average price of $31.56 per share, during fiscal 2018, we repurchased 472,579 shares of common stock at an average price of $63.48 per share, and during fiscal 2017, we repurchased 2,378,515 shares of common stock at an average price of $47.58 per share. Over the short-term, however, our repurchase of shares of common stock also had the effect of reducing the outstanding share base against which our burn rate is calculated, contributing to a higher burn rate for each of these years than would otherwise have been calculated. Offsetting dilution will continue to be a factor in how we decide to use our cash in the future.

Awards Outstanding Under Existing Grants and Available Shares. The following table provides information as of March 30, 2020 about our common stock that may be issued upon the exercise of options and rights granted, or in the future granted, to employees or members of our Board of Directors under all existing equity compensation plans:

As of March 30, 2020
Total number of shares of common stock subject to outstanding stock options	2,162,619
Total number of shares of common stock subject to outstanding full value equity awards	1,458,546
Weighted-average exercise price of outstanding stock options	$26.09
Weighted-average remaining term of outstanding stock options (in years)	5.92
Total number of shares of common stock available for grant under all equity incentive plans	1,603,952

The 2016 Plan Combines Compensation and Governance Best Practices

As described in greater detail below and in the 2016 Plan, the 2016 Plan includes provisions designed to protect stockholder value and to reflect corporate governance best practices, including:

•	Administration. The 2016 Plan is administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent non-employee directors.

•

No single-trigger vesting acceleration on a change in control. Other than for awards to non-employee directors and awards that are not assumed or substituted upon a change in control, the 2016 Plan does not provide for automatic acceleration of award vesting on a change in control.

•

Repricing is not allowed. The 2016 Plan prohibits repricing outstanding stock options or stock appreciation rights and canceling outstanding stock options or stock appreciation rights that have an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards.

•

Stockholder approval is required for additional shares. The 2016 Plan does not contain an annual “evergreen” provision. Instead, the 2016 Plan authorizes a fixed number of shares so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•

Annual limits on individual awards. The 2016 Plan limits the number of shares and amount of cash that may be granted or paid through awards to individuals for each fiscal year of the Company, including specific annual award limits for our non-employee directors.

•

Award minimum vesting requirements. In general, awards will vest in full no earlier than the 1-year anniversary of the grant date, except that, in certain limited cases, awards may fully accelerate vesting, and up to 5% of the shares reserved for the 2016 Plan may be issued without regard to this minimum vesting requirement. Separate from the preceding minimum vesting requirement, the 2016 Plan also provides that the period over which awards subject to solely time-based vesting may vest is at least three years from the grant date, except that in certain limited cases awards may fully accelerate vesting without regard to this minimum vesting requirement.

•

No dividend equivalents vest until underlying award vests. If we determine that a full-value award will be entitled to receive dividends with respect to shares subject to an award, those dividends will not be paid until the underlying award vests.

•	No liberal share counting. Shares used to pay the exercise price of an award and shares withheld for taxes will not be returned to the 2016 Plan’s share reserve.
•	No tax gross-ups. The 2016 Plan does not provide for tax gross-ups.

Description of the 2016 Equity Incentive Plan

The following is a description of the material features of the 2016 Plan and its operation. The description is qualified in its entirety by reference to the 2016 Plan, a copy of which is attached to this proxy statement as Appendix A, and which is incorporated herein by this reference (with proposed deletions stricken through and proposed additions double-underlined).

General Description of the 2016 Equity Incentive Plan

The purposes of the 2016 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company; and to promote the success of our Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock or cash awards as the Administrator may determine.

Shares Available under the 2016 Plan

Stockholders are being asked to approve an additional 2,000,000 shares of our common stock for issuance under the 2016 Plan, which combined with the previously approved shares, and subject to the adjustment provisions in the 2016 Plan, would bring the total number of shares of our common stock for issuance under the 2016 Plan to the sum of 9,071,112 shares, plus any shares subject to stock options, restricted stock units, performance shares or similar awards granted under the Prior Plan that, on or after the date the 2016 Plan became effective, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Prior Plan that are forfeited to or repurchased by our Company, but each share subject to such awards without an exercise price will be added to the 2016 Plan share reserve as one and fifty-eight hundredths (1.58) shares, where the maximum number of shares to be added to the 2016 Plan from the Prior Plan as a result of the above equals 3,752,205 shares. The shares may be authorized, but unissued, or reacquired common stock. The number of shares available described above reflect a prior adjustment authorized by the 2016 Plan to prevent a diminution of the benefits or potential benefits intended to be made available under the 2016 Plan, as a result of the distribution on December 31, 2018 of all shares of Arlo Technologies, Inc. owned by the Company to the Company’s stockholders of record on December 17, 2018.

Historically, any shares subject to restricted stock, restricted stock units, performance units, or performance shares awarded under the 2016 Plan were counted against the shares available for issuance under the 2016 Plan as one and fifty-eight hundredths (1.58) shares for every one share subject to such awards. As a result of the proposed 2016 Plan amendment, as set forth in Section 3(b) of the 2016 Plan on Appendix A attached to this proxy statement, this provision will no longer apply following the date of approval of the proposed amendment. If a share granted prior to this date that counted as one and fifty-eight hundredths (1.58) shares against the shares available for issuance under the 2016 Plan is made available again for issuance under the 2016 Plan as described below, the 2016 Plan will be credited with 1.58 shares.

If any award granted under the 2016 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by our Company due to failure to vest, then the unpurchased, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2016 Plan. For the exercise of stock appreciation rights, the gross shares issued pursuant to a stock appreciation right will cease to be available under the 2016 Plan. If unvested shares of restricted stock, restricted stock units, performance shares or performance units are forfeited to or repurchased by our Company, such shares will become available for future grant under the 2016 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2016 Plan. Payment of cash rather than shares pursuant to an award will not reduce the number of shares available for issuance under the 2016 Plan.

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits set forth in the 2016 Plan.

Administration

The Board has delegated administration of the 2016 Plan to the Board’s Compensation Committee. The Board may further delegate administration of the 2016 Plan to any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2016 Plan. For purposes of this description of the 2016 Plan, the term “Administrator” refers to the Board or any committee designated by the Board to administer the 2016 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. In the case of awards intended to qualify for the “performance-based compensation” exemption under Section 162(m), administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).

Subject to the terms of the 2016 Plan, the Administrator has the sole discretion to determine fair market value; to select the service providers who will receive awards and the number of shares to be covered by such awards; to determine the terms and conditions of awards; to approve forms of award agreements for use under the 2016 Plan; to modify or amend each award  (subject to the exchange program prohibition, described below), including to accelerate vesting or waive forfeiture restrictions; and to interpret the provisions of the 2016 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant under an award. The Administrator may make, amend or rescind rules and regulations relating to the 2016 Plan and/or any sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2016 Plan, provided that the Administrator may not institute an exchange program. The Administrator will issue all awards pursuant to the terms and conditions of the 2016 Plan.

Prohibition Against Exchange Programs

The Administrator will not have the authority to implement an exchange program whereby (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced.

Limitations

The maximum number of shares that may be issued upon the exercise of incentive stock options will equal 100% of the aggregate share number determined under clauses (i) and (ii) of the first paragraph of the “Shares Available Under the 2016 Plan” section above, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance as described in the third paragraph of the “Shares Available Under the 2016 Plan” section.

The 2016 Plan contains annual award limits, which are included so that awards granted under the 2016 Plan can qualify as "performance based" compensation under Section 162(m) if deemed appropriate by the Administrator. Due to changes in the federal tax laws, beginning November 2, 2017, the performance based exception under Section 162(m) no longer is available, but awards granted prior to this date that were originally intended to qualify for this exception may still qualify. The maximum number of shares and/or cash that may be issued to any one individual under the 2016 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Option	841,799 shares
Stock Appreciation Right	841,799 shares
Restricted Stock	420,900 shares
Restricted Stock Units	420,900 shares
Performance Units	Initial Value of $5,000,000
Performance Shares	420,900 shares

The share limitations described above reflect a prior adjustment authorized by the 2016 Plan to prevent a diminution of the benefits or potential benefits intended to be made available under the 2016 Plan, as a result of the distribution on December 31, 2018 of all shares of Arlo Technologies, Inc. owned by the Company to the Company’s stockholders of record on December 17, 2018.

In addition to the award limits above, the 2016 Plan provides that a non-employee director may not receive cash-settled awards with a grant date fair value of greater than $500,000 or stock-settled awards with a grant date fair value of greater than $500,000, in each case, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director.  Any awards granted to a non-employee director while he or she was a consultant (but not a non-employee director) or employee of our Company or any parent, subsidiary or affiliate of our Company will not count toward these non-employee director award limitations.

Minimum Vesting Requirements for Awards

Awards will vest in full no earlier than the 1-year anniversary of the grant date, unless vesting of an award is (i) required to be accelerated under the 2016 Plan due to a change in control or, in the case of awards subject to time-based vesting only, a termination of service as a result of a participant’s retirement, death, or disability or (ii) the Administrator, in its discretion, provides that an award may accelerate vesting due to a participant’s death, disability or retirement. However, awards covering up to 5% of the shares reserved for issuance under the 2016 Plan may be granted or modified without regard to the one-year minimum vesting limitation above. In addition, awards subject to solely time-based vesting will vest over a period of at least three years from the grant date, unless vesting of an award is required to be accelerated under the 2016 Plan due to a change in control or a participant’s termination of service as a result of retirement, disability or death. An award that constitutes an annual grant to a non-employee director may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not less than 50 weeks from the date of grant).

Eligibility

Awards may be granted to directors of our Company and employees and consultants of our Company or any parent, subsidiary or affiliate of our Company. Incentive stock options may be granted only to persons who as of the time of grant are employees of our Company or any parent or subsidiary corporation of our Company. As of March 30, 2020, we had approximately 801 employees (including one employee director), eight non-employee directors and one consultant.

Stock Options

Each option granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant (except if granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or any parent or subsidiary corporation of our Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing sales price of our common stock as quoted on the Nasdaq Global Select Market (or such other established stock exchange or national market system) on the date of determination, as reported in The Wall Street Journal.

Options will be exercisable at such times and under such conditions as the Administrator determines and set forth in the award agreement. An option subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The 2016 Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

The maximum term of an option will be specified in the award agreement and cannot exceed ten years from the date of grant, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the post-termination exercise period applicable to an option following a participant’s terminating service with our Company. In the absence of such a determination, a participant (or such other appropriate person) will be able to exercise the vested portion of an option for: (i) 3 months following the participant’s termination for reasons other than retirement, death or disability, and (ii) 12 months following the participant’s termination due to retirement, death or disability. In no event, however, will an option be exercisable beyond its maximum term.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2016 Plan will be evidenced by an award agreement specifying the exercise price, the expiration date, the conditions of exercise, and other terms and conditions of the award. A stock appreciation right subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, death or disability.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive a payment determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares of equivalent value, or in some combination thereof. The term of a stock appreciation right will be no more than ten years from the date of grant. The terms and conditions relating to the period of post-termination exercise for options (described above) also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which, in the Administrator’s sole discretion may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events the Administrator determines), if any, the number of shares granted, and other terms and conditions of the award. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. A restricted stock award subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement, and will have the right to vote the shares and to receive any dividends paid with respect to such shares, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award.

Restricted Stock Units

The Administrator may grant restricted stock units, which represent a right to receive cash or shares of our common stock at a future date. Each restricted stock unit granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the award, the form of payout, and other terms and conditions of the award.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Restricted stock units subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death.  The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion.  Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions (including vesting criteria) with respect to such restricted stock units. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. Payment of earned restricted stock units will be made as soon as practicable after the date set forth in the award agreement, and, in the Administrator’s sole discretion, will be settled in cash, shares of our common stock, or in a combination of both (which will have an aggregate fair market value equal to the earned restricted stock units).

Performance Units and Performance Shares

Performance units and performance shares are awards that result in a payment to a participant only if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which achievement of applicable performance objectives or other vesting criteria will be measured and other terms and conditions of the award.  Each performance unit will have an initial value established by the Administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The Administrator will set performance objectives or other vesting provisions, which may be based upon achieving Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion.  Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any vesting criteria will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the Administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period).  A participant will forfeit all performance units or shares that are unearned or unvested as of the date set forth in the award agreement.

Awards to Covered Employees

The 2016 Plan contains additional restrictions and limitations on awards intended to satisfy the performance-based compensation requirements under Section 162(m) to participants classified as “covered employees.” Before November 2, 2017, the granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2016 Plan could have been made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return.  Any performance goals that could have been used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and could have been measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. The performance goals may differ from participant to participant and from award to award. Due to changes in the federal tax law, commencing November 2, 2017, we are no longer able to grant awards that qualify as "performance based" compensation under Section 162(m) and as a result this may cause more income from equity awards granted to covered employees to not be deductible for federal corporate income tax purposes.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant, only by the participant.

Dissolution or Liquidation

In the event of our Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction.  An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2016 Plan provides that, in the event of a “change in control” (as defined in the 2016 Plan), each award will be treated as the Administrator determines, including that (i) awards may be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the completion of such change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, before or upon completion of such change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date the transaction occurs, or (B) awards will be replaced with other rights or property the Administrator selects in its sole discretion; or (v) any combination of the foregoing.  The Administrator will not be required to treat all awards similarly in the transaction.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met.  In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time the Administrator determines in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to our non-employee directors, in the event of a change in control, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Termination or Amendment

The 2016 Plan will automatically terminate ten years from the date of its adoption by the Board, unless terminated earlier by the Board. The Administrator may amend, alter, suspend or terminate the 2016 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary to comply with any applicable laws.  In addition, no amendment, alteration, suspension or termination may materially impair the rights of any participant unless mutually agreed in writing otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2016 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option generally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, our Company will not be entitled to a deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax if such tax exceeds the federal income tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to or cash received by such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Unit or Performance Share Awards

A participant generally will recognize no income upon the grant of a performance unit or share. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with its provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for our Company

Our Company generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. Prior to November 2, 2017, we were able to preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of "performance based" compensation under Section 162(m) were met. Because of changes to the federal tax laws, effective November 2, 2017, the "performance based" exception is no longer available.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Plan Benefits

It is not presently possible to determine the benefits that will be received by participants in the 2016 Plan in fiscal 2020 or in future years. However, set forth below are the awards that were granted under the 2016 Plan during fiscal 2019.

Name of Individual or Group	Option Awards (shares)	Weighted Average Option Exercise Price	Option Awards (1)	Stock Awards (shares)	Stock Awards (2)
Patrick C.S. Lo	172,500	$26.61	$1,677,166	60,000	$1,596,600
Bryan D. Murray	45,000	$26.61	$437,522	20,000	$532,200
David J. Henry	37,500	$26.61	$364,601	15,000	$399,150
Andrew W. Kim	37,500	$26.61	$364,601	15,000	$399,150
John P. McHugh	37,500	$26.61	$364,601	7,500	$199,575
Michael A. Werdann	30,000	$26.61	$291,681	15,000	$399,150
Executive officers as a group (10 persons)	502,500	$26.61	$4,885,657	192,500	$5,122,425
Non-executive director group (7 persons)	—	$—	—	52,697	$1,345,197
Non-executive officer employee group (640 persons)	—	$—	—	464,117	$15,754,524

(1)

The amounts included in the “Option Awards” column represent the full grant date value of option stock awards granted in 2019 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2019 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal.  Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING RIGHT OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent. The Company is not responsible for any inaccuracies it may contain. The stockholder proposal is required to be voted on at our Annual Meeting only if properly presented. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

James McRitchie, residing at 9295 Yorkship Court, Elk Grove, California 95758, beneficial owner of at least 75 shares of our common stock, is the proponent of the following stockholder proposal. The proponent has advised us that he or a representative will present the proposal and related supporting statement at our Annual Meeting.

Right to Act by Written Consent

Resolved, NETGEAR, Inc. (“NTGR” or “Company”) shareholders request our board of directors undertake steps as necessary to permit written consent by shareholders entitled to cast the minimum number of votes necessary to authorize action at a meeting at which all shareholders entitled to vote were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent consistent with applicable law, including the ability to initiate any topic for written consent consistent with applicable law.

Supporting Statement:  Shareholder rights to act by written consent and special meetings are often complimentary ways to bring urgent matters to the attention of management and shareholders outside the annual meeting cycle.

Many boards and investors assume a false equivalency between rights of written consent and special meetings. However, any shareholder, regardless of how many (or few) shares she owns, can seek to solicit written consents on a proposal.

By contrast, calling a special meeting may require a two-step process. A shareholder who does not own the minimum number of shares required must first obtain the support of other shareholders. Once that meeting is called, the shareholder must distribute proxies asking shareholders to vote on the proposal to be presented at the special meeting. This two-step process can take more time and expense than the one-step process of soliciting written consents, especially at our Company, which allows only investors with 25% of outstanding shares to call a special meeting, instead of 10%, as allowed by many companies.

Blackrock’s proxy voting guidelines for 2019 include the following:

In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent provided that: 1) there are reasonable requirements to initiate the consent solicitation process (in order to avoid the waste of corporate resources in addressing narrowly supported interests); and 2) shareholders receive a minimum of 50% of outstanding shares to effectuate the action by written consent.

This proposal topic recently won at Flowserve, JetBlue, United Rentals, Capital One Financial, Cigna, Applied Materials, Nuance Communications, Netflix, Newell Brands, Gillead Sciences, L3 Technologies, Eastern Chemical Company, Kansas City Southern and HP.

Our Company should join the hundreds of major companies that enable shareholders to act by written consent. Increase Shareholder Value. Vote for Right to Act by Written Consent - Proposal Five.

Board Statement in Opposition to the Stockholder Proposal

Our Board recommends that stockholders vote “AGAINST” the Stockholder Proposal. The Board believes that the actions requested by the proponent are unnecessary and not in the best interests of the Company and our stockholders.

A stockholder right to act by written consent would raise significant concerns, particularly compared to our existing right of stockholders to request a special stockholder meeting.

The Board believes that the written consent process, as required by the proposal, is less transparent and less democratic than a stockholder meeting and deprives stockholders of a forum for discussion or the opportunity for them to make inquiries about proposed actions. Matters that are sufficiently important to require stockholder approval should be communicated in advance so they can be considered and voted upon by all stockholders. This proposal would allow a group of stockholders to take action by written consent without prior communication to all stockholders of the proposed actions or the reasons for the actions. We believe this proposal disenfranchises stockholders who would not have the opportunity to participate in the proposed process. Permitting stockholder action by written consent may prevent stockholders from receiving accurate and complete information on important pending actions, and the Board does not believe it is appropriate for a widely held public company.

Our Board believes that every stockholder should have the opportunity to consider and vote upon stockholder actions. Our stockholders currently have the right to call a special meeting at a 25% threshold. This right, as well as our established stockholder communication and engagement mechanisms, provides stockholders the opportunity to raise important matters outside the annual meeting process.

The Board believes that the risk of abuse associated with the right to act by written consent, including bypassing procedural protections that offer transparency and advance notice, both of which are afforded with a stockholder meeting, make this proposal not in the best interest of all stockholders. It would also deny the Board the opportunity to consider the merits of the proposed action and to suggest alternatives for stockholder evaluation.

You should consider in your vote our already strong corporate governance practices and stockholder engagement.

Our Board has an ongoing commitment to best corporate governance practices that operate for the benefit of all stockholders, which help us compete more effectively and build long-term stockholder value. These practices include, among other things, the following:

•	An annually elected Board;
•	A robust majority voting standard in uncontested director elections;
•

Independent Board leadership, including 8 of our 9 director nominees, a strong Lead Independent Director, and Audit, Compensation, and Nominating and Corporate Governance Committees that consist only of independent directors;

•	No supermajority voting provisions;
•	Proxy access; and
•	Right of stockholders to request special stockholder meetings.

In addition, we both solicit and value stockholder discussion and input on corporate governance matters and take steps to ensure that such input is received in the ordinary course. Our investor relations team and management maintain open and regular lines of communication with our stockholders, and we have been highly responsive to stockholder feedback in the past. Stockholders and other interested parties also may communicate directly with our Board, as described under “General Information-Stockholder Communications to Directors.”

Summary

NETGEAR takes pride in its responsiveness to stockholders and believes in maintaining policies that serve the interests of all stockholders. Our corporate governance structure is already highly supportive of stockholder rights, including the right of stockholders to call a special meeting, and makes the adoption of the stockholder right to act by written consent unnecessary.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or by proxy at our Annual Meeting and entitled to vote is required to approve this proposal. Our Board of Directors unanimously recommends that stockholders vote “AGAINST” this Stockholder Proposal.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2020 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;
•	each of our directors and director nominees;
•	each of our Named Executive Officers set forth in the Summary Compensation Table; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 30, 2020, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 29,592,321 shares of our common stock outstanding as of March 30, 2020. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned (9)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc. (1)	4,846,574	—	4,846,574	16.4%
The Vanguard Group, Inc. (2)	3,174,861	—	3,174,861	10.7%
Dimensional Fund Advisors LP (3)	2,057,226	—	2,057,226	7.0%
Victory Capital Management Inc. (4)	1,993,962	—	1,993,962	6.7%
FMR LLC (5)	1,550,241	—	1,550,241	5.2%
Named Executive Officers and Directors:
Patrick C.S. Lo (6)	404,745	689,038	1,093,783	3.6%
Bryan D. Murray	3,682	15,736	19,418	*
David J. Henry	10,606	50,633	61,239	*
Andrew W. Kim	21,850	73,376	95,226	*
John P. McHugh (7)	34,002	181,531	215,533	*
Michael A. Werdann	547	17,266	17,813	*
Laura J. Durr	—	3,044	3,044	*
Jef T. Graham	5,000	7,898	12,898	*
Bradley L. Maiorino	2,831	7,898	10,729	*
Maureen M. Mericle	—	3,846	3,846	*
Janice M. Roberts	1,463	7,898	9,361	*
Gregory J. Rossmann	30,928	7,898	38,826	*
Barbara V. Scherer (8)	12,142	7,898	20,040	*
Thomas H. Waechter	18,078	7,898	25,976	*
All current directors and executive officers as a group (19 persons)	573,930	1,095,833	1,669,763	5.4%

* Less than one percent of our outstanding shares of common stock

(1)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2020, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 4,770,329 shares and sole power to dispose or to direct the disposition of 4,846,574 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020, by The Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has sole power to vote or direct to vote of 29,530 shares, shared power to vote or direct to vote of 5,545 shares, sole power to dispose of or to direct the disposition of 3,144,033 shares and shared power to dispose or to direct the disposition of 30,828 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 25,283 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 9,792 shares as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 1,992,227 shares and sole power to dispose or to direct the disposition of 2,057,226 shares. The address of Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2020, by Victory Capital Management Inc. (“Victory Capital Management”). Victory Capital Management has sole power to vote or direct the vote of 1,965,937 shares and sole power to dispose or to direct the disposition of 1,993,962 shares. The address of Victory Capital Management is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(5)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2020, by FMR LLC (“FMR”) and Abigail P. Johnson. This Schedule states that FMR is a parent holding companies in accordance with Section 240.13-d(1)(b)(1)(ii)(G). This schedule reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies: sole power to vote or to direct the vote of 555,135 shares, and sole power to dispose or to direct the disposition of 1,550,241 shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Shares beneficially owned by Mr. Lo include (1) 120,048 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 147,668 shares held by the education trusts of Mr. Lo's children and Mr. Lo is a co-trustee of each such trust, and (3) 137,029 shares held of record by Mr. Lo.

(7)

Based on information contained in a Form 4 filed with the Securities and Exchange Commission on December 20, 2019, which is the most recent NETGEAR Form 4 for Mr. McHugh before he retired from NETGEAR in December 2019.

(8)

Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer Trust, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE's trust, and (2) 11,142 shares held of record by Ms. Scherer.

(9)

The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 30, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2019 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of a late Form 4 filed on July 24, 2019, on behalf of Patrick C.S. Lo.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

LAURA J. DURR

JEF T. GRAHAM

BRADLEY L. MAIORINO

MAUREEN M. MERICLE

JANICE M. ROBERTS

GREGORY J. ROSSMANN

BARBARA V. SCHERER

THOMAS H. WAECHTER

Dated: April 20, 2020

NETGEAR, INC.

2016 EQUITY INCENTIVE PLAN

(As Amended and Restated ________, 2020)

1.Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

2.Definitions.  As used herein, the following definitions will apply:

(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.

(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.

(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)“Director” means a member of the Board.

(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)“Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.  Dividend Equivalents will be subject to the same vesting restrictions as the related Shares subject to the underlying Award.

(q)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.

(t)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(u)“Fiscal Year” means the fiscal year of the Company.

(v)“Full Value Award” means any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.

(w)“Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(x)“Inside Director” means a Director who is an Employee.

(y)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)“Option” means a stock option granted pursuant to the Plan.

(bb)“Outside Director” means a Director who is not an Employee.

(cc)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)“Participant” means the holder of an outstanding Award.

(ee)“Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ff)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(gg)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(hh)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ii)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(jj)“Plan” means this 2016 Equity Incentive Plan.

(kk)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ll)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm)“Retirement” means termination of an Employee’s employment with the Company and its Affiliates for retirement purposes if such termination occurs (1) on or after his or her sixty-fifth (65th) birthday; or (2) on or after his or her fifty-fifth (55th) birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer’s retirement, with the consent of the Administrator.  In the case of a Director, “Retirement” shall be determined by the Administrator in its discretion. In no event shall termination of a Consultant’s services with the Company and Affiliates be treated as a Retirement under the Plan.

(nn)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo)“Section 16(b)” means Section 16(b) of the Exchange Act.

(pp)“Service Provider” means an Employee, Director or Consultant.

(qq)“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(rr)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(ss)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Stock Subject to the Plan.

(a)Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 9,071,112 ~~7,071,112~~ Shares, plus (i) any Shares that were available for grant under the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) as of immediately prior to the 2006 LTIP’s expiration by its terms, plus (ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 2006 LTIP that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2006 LTIP that are forfeited to or repurchased by the Company, where the maximum number of Shares to be added to the Plan as a result of clause (i) equals 1,178,227 Shares and as a result of clause (ii) equals 6,564,359 Shares.  For purposes of the previous sentence, the Shares subject to restricted stock units, performance shares or other awards without an exercise price that are added to the Plan as a result of clause (ii) will be one and fifty-eight hundredths (1.58) times the number of Shares that were forfeited or expired under the 2006 LTIP.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Full Value Awards.  Any Shares subject to Full Value Awards ~~will be~~ granted before [_____], 2020 (each a “Historical Full Value Award”), were counted against the numerical limits of this Section 3 as one and fifty-eight hundredths (1.58) Shares for every one (1) Share subject thereto.  Further, if Shares ~~acquired pursuant~~ subject to any such Historical Full Value Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and fifty-eight hundredths (1.58) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.  For any Full Value Award granted on or after [____], 2020, (i) each Share subject to such Full Value Award will be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto, and (ii) for each Share subject to such Full Value Award that is forfeited or repurchased by the Company, one (1) Share will return to the Plan and will again become available for issuance pursuant to Section 3(c).

(c)Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to Stock Appreciation Rights, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine the number of Shares to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan (including, without limitation, the limitations set forth in Section 6), of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)to determine whether Awards (other than Options or Stock Appreciation Rights) will be adjusted for Dividend Equivalents;

(vii)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)to modify or amend each Award (subject to Sections 6 and 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan);

(x)to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 17 of the Plan;

(xi)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6.Restrictions and Limitations.

(a)Prohibition on Exchange Program.  The Administrator may not implement an Exchange Program.

(b)Incentive Stock Options.

(i)$100,000 Limitation.  Notwithstanding an Option’s designation in the Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)Maximum Option Term.  In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii)Option Exercise Price.  In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.  An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(c)Vesting Limitations.

(i)One-Year Minimum Vesting.  Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, except that (i) the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or Retirement, or upon a major capital change of the Company (including without limitation upon the occurrence of a Change in Control, merger of the Company with or into another corporation or entity, or similar transaction), (ii) Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions, and (iii) annual Awards granted to Outside Directors may provide for scheduled vesting to occur on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks from the date of grant).

(ii)Three-Year Service-Based Vesting.  Except for accelerated vesting provided under Sections 7(d)(ii), 8(c), 9(c), 10(e) and 16 and annual grants to Outside Directors, the period over which any Award subject to solely time-based vesting may fully vest will be no less than three (3) years.

(d)Section 162(m) Annual Limitations.  The Administrator will have complete discretion to determine the number of Shares subject to Awards granted to any Participant, provided that, subject to the provisions of Section 16, during any Fiscal Year: (i) the number of Shares covered by Options granted to any one Service Provider will not exceed 841,799 Shares; (ii) the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed 841,799 Shares; (iii) the number of Shares of Restricted Stock granted to any one Service Provider will not exceed 420,900 Shares; (iv) the number of Restricted Stock Units granted to any one Service Provider will not exceed 420,900; (v) the number of Performance Shares granted to any one Service Provider will not exceed 420,900, and (vi) no Service Provider will receive Performance Units having an initial value greater than $5.0 million.

(e)Outside Director Limitations.

(i)Cash-settled Awards.  No Outside Director may be granted, in any Fiscal Year, cash‑settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

(ii)Stock-settled Awards.  Subject to the provisions of Section 16 of the Plan, no Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 6(e).

7.Stock Options.

(a)Designation.

(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option, subject to Section 6(b).

(ii)The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, subject to Section 6.

(b)Term of Option.  The term of each Option will be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)Option Exercise Price and Consideration.

(i)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised, subject to Section 6.

(iii)Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Accelerated Vesting on Termination of Relationship as a Service Provider.  Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Options subject to time-based vesting will become fully vested.

(iii)Termination of Relationship as a Service Provider other than Retirement, Death or Disability.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s Retirement, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.  If Participant dies during such post-employment period, the Option may be exercised following the Participant’s death for one (1) year after Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)Retirement or Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Retirement or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Death of Participant.  If a Participant dies while a Service Provider or dies after terminating on account of Retirement or Disability, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable until twelve (12) months following Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(vi)Other Termination.  A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b).  Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to Section 6.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c)Accelerated Vesting on Termination of Relationship as a Service Provider.  Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Restricted Stock subject to time-based vesting will become fully vested.

(d)Transferability.  Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(e)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(f)Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed, subject to Section 6.

(g)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(h)Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement; provided, however that such dividends and distributions will be subject to the same restrictions on transferability and forfeitability (as applicable) as the Shares of Restricted Stock with respect to which they were paid, and the Company will hold such dividends and distributions until the restrictions on the Shares of Restricted Stock with respect to which they were paid have lapsed.

(i)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(j)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.Restricted Stock Units.

(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator, subject to Section 6.  Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(c), may be left to the discretion of the Administrator.

(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion (subject to Section 6), which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.  After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units, subject to Section 6.

(c)Accelerated Vesting on Termination of Relationship as a Service Provider.  Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Restricted Stock Units subject to time-based vesting will become fully vested.

(d)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(e)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.  Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(f)Rights as a Stockholder.  If any earned Restricted Stock Units are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting of the Restricted Stock Units.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

(g)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(h)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10.Stock Appreciation Rights.

(a)Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, subject to Section 6.

(c)Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant and vesting terms will be subject to Section 6.

(d)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)Accelerated Vesting on Termination of Relationship as a Service Provider.  Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Stock Appreciation Rights subject to time-based vesting will become fully vested.

(f)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

(g)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11.Performance Units and Performance Shares.

(a)Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant, subject to Section 6.

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers.  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share, subject to Section 6.

(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)Rights as a Stockholder.  If any earned Performance Units/Shares are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting of the Performance Units/Shares.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

(g)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(h)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12.Performance-Based Compensation Under Code Section 162(m).

(a)General.  If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b)Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return.  Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles.  The Performance Goals may differ from Participant to Participant and from Award to Award.  Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c)Procedures.  To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.  A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d)Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13.Leaves of Absence/Transfer Between Locations.  Awards will be subject to any Company leave of absence policy as the Company may adopt or amend from time to time.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.Dividend Equivalents.  The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award (other than Options and Stock Appreciation Rights) that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited.  The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion subject to the provisions of this Section 14; provided, however that Dividend Equivalents will be subject to the same vesting provisions as the Awards to which they relate and while amounts may accrue while the Dividend Equivalent is unvested, the amounts payable with respect to Dividend Equivalents will not be paid before the Dividend Equivalent or the Award to which it relates vests.  In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 17, appropriate adjustments will be made to the Participant’s Award and the associated Dividend Equivalent so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.  Dividend Equivalents will be subject to the same Fiscal Year limits applicable to the underlying Award as set forth in Section 6(d).

15.Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 6(d) of the Plan.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.  In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.  In taking any of the actions permitted under this Section 16(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(d)Outside Director Awards.  With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

17.Tax.

(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  Notwithstanding the foregoing, the Administrator may permit withholding in excess of the minimum statutory amount, provided such withholding does not result in any adverse accounting consequences, as the Administrator determines in its sole discretion.  The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(c)Compliance With Code Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator.  The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

18.No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.Term of Plan.  Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.Conditions Upon Issuance of Shares.

(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24.Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOW: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Patrics C.S. Lo 1B Jef T. Graham 3 Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement. For Against Abstain 1C Bradley L Maiorino 1D Janice M. Roberts NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1E Gregory J. Rossmann 1F Barbara V, Scherer 1G Thomas H. Waechter The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered pub1ic accounting firm for the fiscal year ending December 31, 2019. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership. please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX Date Signature (Joint Owners) Date 0000417924_1 R1.0.1.18

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0000463536_1 R1.0.1.18  NETGEAR, INC.  350 EAST PLUMERIA DRIVE  SAN JOSE, CA 95134  ATTN: CORPORATE SECRETARY  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2020  You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and follow  the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees For Against Abstain  1A Patrick C.S. Lo  1B Laura J. Durr  1C Jef T. Graham  1D Bradley L. Maiorino  1E Janice M. Roberts 1F Gregory J. Rossmann  1G Barbara V. Scherer  1H Thomas H. Waechter  The Board of Directors recommends you vote FOR  proposals 2, 3 and 4. For Against Abstain  2 Proposal to ratify the appointment of  PricewaterhouseCoopers LLP as our independent  registered public accounting firm for the  fiscal year ending December 31, 2020.  For Against Abstain  3 Proposal to approve, on a non-binding advisory  basis, a resolution approving the compensation  of our Named Executive Officers in the Proxy  Statement.  4 Proposal to approve an amendment to the  NETGEAR, Inc. 2016 Equity Incentive Plan.  The Board of Directors recommends you vote  AGAINST the following proposal: For Against Abstain  5 Stockholder proposal regarding right of  stockholders to act by written consent.  NOTE: Such other business as may properly come  before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,  please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or  partnership, please sign in full corporate or partnership name by authorized officer.

0000463536_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are  available at www.proxyvote.com  NETGEAR, INC.  Annual Meeting of Stockholders  May 28, 2020 10:00 AM Pacific Daylight Time  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Bryan D. Murray, or either of them, as proxies, each with the power  to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this  ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual  Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2020, at 10:00 AM,  PDT on May 28, 2020, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side